PRECISION AUTO CARE, INC.
           EXHIBIT 11-STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands, except per share data)


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                                                                   THREE MONTHS ENDED SEPTEMBER 30,
                                                                         1999             1998
                                                                   --------------------------------

Weighted average shares outstanding                                     6,136                 6,121
    common stock

Weighted average shares issuable upon exercise
    of common stock options, if dilutive                                  --                    --
                                                                       -------               -------
Total weighted average shares                                           6,136                 6,124
                                                                       =======               =======


Net earnings                                                          ($1.598)                ($717)

Basic earnings per share                                               ($0.26)               ($0.12)

Diluted earnings per share                                             ($0.26)               ($0.12)
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